Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 25, 2018, (December 28, 2018 as to the effects of the reverse stock split described in Note 18) relating to the consolidated financial statements of Stealth BioTherapeutics Corp and its subsidiaries (the “Company”) as of and for the years ended December 31, 2016 and 2017 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), appearing in Amendment No. 2 to Registration Statement No. 333-229097 of the Company on Form F-1.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 22, 2019